Exhibit 99.1

Cognex Announces Q4 2020 Results

Cognex Reports Record Fourth Quarter and Full Year Revenue for 2020

NATICK, Mass.--(BUSINESS WIRE)--February 11, 2021--Cognex Corporation (NASDAQ: CGNX) today reported financial results for 2020. Table 1 below shows selected financial data for Q4-20 compared with Q4-19 and Q3-20, and the year ended December 31, 2020 compared with the year ended December 31, 2019.

Table 1 (Dollars in thousands, except per share amounts)
	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q4-20	$223,615	$69,345	$0.39	$0.32
Prior year’s quarter: Q4-19	$169,769	$80,327	$0.46	$0.11
Change: Q4-19 to Q4-20	32%	(14)%	(15)%	191%
Prior quarter: Q3-20	$251,073	$87,506	$0.49	$0.47
Change: Q3-20 to Q4-20	(11)%	(21)%	(20)%	(32)%
Yearly Comparisons
Year ended December 31, 2020	$811,020	$176,186	$1.00	$1.09
Year ended December 31, 2019	$725,625	$203,865	$1.16	$0.80
Change from 2019 to 2020	12%	(14)%	(14)%	36%

*Non-GAAP net income per diluted share excludes restructuring and other charges that occurred predominantly in Q2-20, and tax adjustments for all periods presented. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“It’s hard to call 2020 a ‘good’ year, but we are, nevertheless, pleased with the financial results that we were able to achieve,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “We set a new record for both Q4 and annual revenue despite significant economic disruption and weakness in the automotive industry. Importantly, we remained focused on long-term growth opportunities, which we believe has positioned us well going into 2021.”

“The past year was a turbulent time for most businesses, including Cognex,” said Robert J. Willett, Chief Executive Officer of Cognex. “We are proud of our achievements, and the continued dedication and hard work of Cognoids around the world during this difficult period. While economic conditions remain unpredictable, we are cautiously optimistic that the strength we experienced in the second half of 2020 will continue into the new year.”

Summary of the Year

Cognex reported record revenue of $811 million in 2020—representing an increase of 12% year-on-year―despite significant disruptions to the global economy during the year. Revenue growth was due to higher revenue from consumer electronics and the e-commerce fulfillment sector of logistics, and particularly from large customers that benefited from higher consumer demand during the COVID-19 pandemic. Revenue from medical-related industries also increased, though considerably less than the increase from consumer electronics and logistics.

Operating income on a GAAP basis was 21% of revenue compared to 20% for 2019 because of the higher revenue. Cognex remained focused on the long term and invested a record $131 million, or 16% of revenue, in engineering, marking the company’s tenth consecutive year of Research, Development and Engineering (RD&E) growth. We believe that our position as a leader in machine vision is due, in large part, to the engineering content in our products, and we intend to continue to invest in RD&E going forward. The company recorded pre-tax restructuring charges of approximately $16 million for steps taken to reduce expenses, including a workforce reduction and lease terminations. In addition, Cognex recorded non-cash charges of approximately $27 million in the second quarter for the impairment of intangible assets and write-down of excess and obsolete inventory due to the deteriorated business conditions. Excluding restructuring and other charges, operating income was 27% of revenue for 2020 compared to 20% in the prior year.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2020

  Cognex reported record fourth quarter revenue for 2020. Revenue increased by 32% from Q4-19 and declined by 11% from Q3-20. Growth year-on-year was due to continued strong performance in the e-commerce sector of logistics and higher revenue from manufacturers of consumer electronics. The sequential decrease was due to the Q3-20 timing of large-customer deployments in the consumer electronics industry. Outside that industry, revenue increased on a sequential basis due to growth in logistics and improved spending in automotive and the broader factory automation market.
  Gross margin was 75% for Q4-20, 74% for Q4-19, and 76% for Q3-20, and within the company’s target range for all periods.
  RD&E expenses increased by 4% from Q4-19 and 14% from Q3-20. The increase, both year-on-year and sequentially, reflects higher incentive compensation costs resulting from the achievement of company performance objectives, which are established annually. Notably, Cognex did not meet its performance goals in 2019, and therefore no bonuses were paid.

  Selling, General & Administrative (SG&A) expenses were flat with Q4-19 and increased by 15% from Q3-20. The increase in SG&A spending from Q3-20 was due to higher incentive compensation costs, primarily sales commissions related to the revenue growth. Lower travel and entertainment costs offset an increase in incentive compensation on a year-on-year basis.
  The effective tax rate in Q4-20 was a benefit of 7% compared with a benefit of 250% in Q4-19 and an expense of 14% in Q3-20. Excluding the discrete tax adjustments summarized in Exhibit 2, the tax rate was an expense of 14% in Q4-20, 18% in Q4-19, and 18% in Q3-20. In Q4-20, Cognex recorded a net discrete tax benefit of $14 million related primarily to tax return filings. The largest component is the application of new regulations on the use of foreign tax credits in the company’s 2019 U.S. federal tax return filed in Q4-20.

Balance Sheet Highlights – December 31, 2020

  Cognex’s financial position as of December 31, 2020 continued to be strong, with approximately $767 million in cash and investments and no debt. In 2020, Cognex generated $242 million in cash from operations and $126 million from the exercise of stock options. In addition, during 2020, the company paid $391 million in dividends to shareholders—including approximately $350 million in a very special dividend that was paid using existing cash balances―and spent $51 million to repurchase its common stock. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – Q1 2021

  Cognex believes revenue in Q1-21 will be between $225 million and $245 million. The company expects growth over both Q1-20 and Q4-20 due primarily to higher revenue anticipated from the e-commerce sector of logistics.
  Gross margin for Q1-21 is expected to be in the mid-70% range, and likely lower than the gross margin reported for Q4-20.
  Operating expenses are expected to be flat to slightly down from Q1-20.
  The effective tax rate is expected to be 18%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock-based compensation expense for calculating non-GAAP adjusted operating income and net income (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as restructuring charges, intangible asset impairment charges, excess and obsolete inventory charges, and tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Standard Time (EST). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EST today and will be available until 11:59 p.m. EST on Sunday, February 14, 2021. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13713966.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $8 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, the expected impact of the COVID-19 pandemic on our assets, business and results of operations, customer order rates and timing of related revenue, future product mix, restructuring and other cost-savings initiatives, research and development activities, capital projects, investments, acquisitions, liquidity, dividends and stock repurchases, strategic plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the impact, duration, and severity of the COVID-19 pandemic; (2) potential disruptions to our business due to restructuring activities; (3) the loss of, or curtailment of purchases by, large customers in the consumer electronics and logistics industries; (4) the reliance on revenue from the automotive industry; (5) the reliance on key suppliers to manufacture and deliver critical components for our products; (6) the failure to effectively manage product transitions or accurately forecast customer demand; (7) the inability to design and manufacture high-quality products; (8) the inability to attract and retain skilled employees and maintain our unique corporate culture; (9) the failure to effectively manage our growth; (10) the inability to achieve growth in revenue and profits from the logistics industry; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the impact of competitive pressures; (14) the challenges in integrating and achieving expected results from acquired businesses; (15) potential disruptions in our business systems; (16) information security breaches; (17) the inability to protect our proprietary technology and intellectual property; (18) potential impairment charges with respect to our investments or acquired intangible assets; (19) exposure to additional tax liabilities; (20) fluctuations in foreign currency exchange rates and the use of derivative instruments; (21) our involvement in time-consuming and costly litigation; (22) unfavorable global economic conditions; (23) economic, political, and other risks associated with international sales and operations; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	December 31, 2020	September 27, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Revenue	$223,615	$251,073	$169,769	$811,020	$725,625
Cost of revenue (1)	55,160	59,741	44,871	206,421	189,754
Gross margin	168,455	191,332	124,898	604,599	535,871
Percentage of revenue	75%	76%	74%	75%	74%
Research, development, and engineering expenses (1)	34,399	30,240	32,991	130,982	119,427
Percentage of revenue	15%	12%	19%	16%	16%
Selling, general, and administrative expenses (1)	74,096	64,206	74,300	267,593	273,842
Percentage of revenue	33%	26%	44%	33%	38%
Restructuring charges	875	251	—	15,924	—
Intangible asset impairment charges	—	—	—	19,571	—
Operating income	59,085	96,635	17,607	170,529	142,602
Percentage of revenue	26%	38%	10%	21%	20%
Foreign currency gain (loss)	4,007	2,357	894	3,697	(509)
Investment and other income	1,828	2,317	4,420	12,685	20,901
Income before income tax expense (benefit)	64,920	101,309	22,921	186,911	162,994
Income tax expense (benefit)	(4,425)	13,803	(57,406)	10,725	(40,871)
Net income	$69,345	$87,506	$80,327	$176,186	$203,865
Percentage of revenue	31%	35%	47%	22%	28%

Net income per weighted-average common and common-equivalent share:
Basic	$0.40	$0.50	$0.47	$1.02	$1.19
Diluted	$0.39	$0.49	$0.46	$1.00	$1.16

Weighted-average common and common-equivalent shares outstanding:
Basic	175,220	173,943	171,607	173,489	171,194
Diluted	178,590	177,138	175,500	176,592	175,269

Cash dividends per common share	$2.060	$0.055	$0.055	$2.225	$0.205
Cash and investments per common share	$4.37	$5.80	$4.90	$4.37	$4.90
Book value per common share	$7.18	$8.62	$7.86	$7.18	$7.86

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$324	$324	$390	$1,365	$1,504
Research, development, and engineering	2,805	2,815	4,115	13,387	15,748
Selling, general, and administrative	7,456	6,129	7,642	27,909	28,337
Total stock-based compensation expense	$10,585	$9,268	$12,147	$42,661	$45,589

Exhibit 2
COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	December 31, 2020	September 27, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Discrete tax adjustments reconciliation
Income before income tax expense (benefit) (GAAP)	$64,920	$101,309	$22,921	$186,911	$162,994

Income tax expense (benefit) (GAAP)	$(4,425)	$13,803	$(57,406)	$10,725	$(40,871)
Effective tax rate (GAAP)	(7)%	14%	(250)%	6%	(25)%

Discrete tax benefit related to stock-based compensation	2,342	4,354	1,925	12,788	6,472
Discrete tax benefit (expense) related to tax return filings and other	11,441	(129)	602	7,803	1,932
Discrete tax expense related to migration of acquired IP	—	—	(28,528)	—	(28,528)
Discrete tax benefit related to change in tax structure	—	—	87,500	—	87,500
Total discrete tax adjustments	$13,783	$4,225	$61,499	$20,591	$67,376

Income tax expense (benefit) (Non-GAAP)	$9,358	$18,028	$4,093	$31,316	$26,505
Effective tax rate (Non-GAAP)	14%	18%	18%	17%	16%

Exclusion of restructuring and other charges
Operating income (GAAP)	$59,085	$96,635	$17,607	$170,529	$142,602
Percentage of revenue (GAAP)	26%	38%	10%	21%	20%
Excess and obsolete inventory charges	522	603	1,175	9,908	5,296
Restructuring charges	875	251	—	15,924	—
Intangible asset impairment charges	—	—	—	19,571	—
Operating income (Non-GAAP)	$60,482	$97,489	$18,782	$215,932	$147,898
Percentage of revenue (Non-GAAP)	27%	39%	11%	27%	20%

Restructuring and other charges and discrete tax adjustments reconciliation

Net income (GAAP)	$69,345	$87,506	$80,327	$176,186	$203,865
Excess and obsolete inventory charges	522	603	1,175	9,908	5,296
Restructuring charges	875	251	—	15,924	—
Intangible asset impairment charges	—	—	—	19,571	—
Tax effect on restructuring and other charges	(196)	(154)	(188)	(7,719)	(847)
Discrete tax adjustments	(13,783)	(4,225)	(61,499)	(20,591)	(67,376)
Net income (Non-GAAP)	$56,763	$83,981	$19,815	$193,279	$140,938
Percentage of revenue (Non-GAAP)	25%	33%	12%	24%	19%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.39	$0.49	$0.46	$1.00	$1.16
Per share impact of non-GAAP adjustments identified above	(0.07)	(0.02)	(0.35)	0.09	(0.36)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.32	$0.47	$0.11	$1.09	$0.80

Diluted weighted-average common and common-equivalent shares outstanding	178,590	177,138	175,500	176,592	175,269

Exhibit 3
COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	December 31, 2020	December 31, 2019
Assets
Cash and investments	$767,438	$845,353
Accounts receivable	125,696	103,447
Inventories	60,830	60,261
Property, plant, and equipment	79,173	89,443
Operating lease assets	22,582	17,522
Goodwill and intangible assets	259,633	282,935
Deferred tax assets	434,704	449,519
Other assets	50,646	37,455

Total assets	$1,800,702	$1,885,935

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$93,534	$70,065
Deferred revenue and customer deposits	21,274	14,432
Operating lease liabilities	26,230	17,973
Income taxes	72,551	93,009
Deferred tax liabilities	314,952	332,344
Other liabilities	9,959	2,402
Shareholders' equity	1,262,202	1,355,710

Total liabilities and shareholders' equity	$1,800,702	$1,885,935

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com